AGREEMENT OF MERGER
                                       OF
                                  ZAPWORLD.COM
                           (a California corporation)
                                       AND
                       AQUATIC PROPULSION TECHNOLOGY, INC.
                            (a Bahamian corporation)
--------------------------------------------------------------------------------


THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of July 1, 2000 by and between Zapworld.com, a California corporation doing business at 117 Morris Street, Sebastopol, California 95472 ("Zapworld") and Aquatic Propulsion Technology, Inc., a Bahamian corporation doing business at 984 Southwest 13th Court, Pompano Beach, FL 33069 ("Aquatic Propulsion").

         WHEREAS, the respective Boards of Directors of Zapworld and Aquatic Propulsion, in light of, and subject to, the terms and conditions in that certain Agreement and Plan of Reorganization, dated July 1, 2000, between Zapworld and Aquatic Propulsion (the "Reorganization Agreement"), deem it advisable and in the best interests of each of such corporations and their respective shareholders that Aquatic Propulsion be merged with and into Zapworld.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and intending to be legally bound hereby, Zapworld and Aquatic Propulsion hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and California Law, Aquatic Propulsion shall be merged with and into Zapworld. After the merger, the separate corporate existence of Aquatic Propulsion shall cease and Zapworld shall continue as the surviving corporation.

         1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 of the Agreement & Plan of Reorganization, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than one (1) business day following satisfaction or waiver of the conditions set forth in Article VI of the Agreement & Plan of Reorganization, at the law offices of Evers & Hendrickson, LLP, 155 Montgomery Street, 12th Floor, San Francisco, California 94104, unless another place or time is agreed to by Zapworld and Aquatic Propulsion. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing this Agreement with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of acceptance by the Secretary of State of California of such filing being referred to herein as the

"Effective Time"). The parties currently intend that the Closing Date will occur on or prior to July 1, 2000.

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, power and franchises of Aquatic Propulsion shall vest in Zapworld and all debts, liabilities and duties of Aquatic Propulsion shall become the debts, liabilities and duties of the Zapworld.

         1.4 Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Zapworld, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws, respectively, of Zapworld after the merger of Aquatic Propulsion into Zapworld.

         1.5 Directors and Officers. The officers and directors of Aquatic Propulsion shall no longer hold office immediately after the Effective Time, and the officers and directors of Zapworld before the Effective Time shall be the respective officers and directors of Zapworld after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of Zapworld.

         1.6 Effect of Merger on Aquatic Propulsion Capital Stock. At the Effective Time, all shares of Aquatic Propulsion capital stock ("Aquatic Propulsion Capital Stock") and any right to acquire any shares of Aquatic Propulsion Capital Stock, including any options or warrants issued and outstanding, whether or not vested, shall cease to exist.

         1.7 Effect of Merger on Zapworld Common Stock. The shares of Zapworld outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately thereafter and shall be unaffected by the transaction described herein.

         1.8 Aggregate Shares to be Issued. As consideration for the transactions described herein, Zapworld shall issue to the holders of Aquatic Propulsion, shares of Zapworld common stock ("Zapworld Common Stock"). The aggregate number of shares of Zapworld Common Stock that Zapworld shall issue to the holders of Aquatic Propulsion is one hundred twenty thousand (120,000).

         1.9 Allocation and Fractional Shares.

         (a) Allocation. The allocation of shares of Zapworld Common Stock set forth in this Agreement shall be adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Zapworld Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Zapworld Common Stock occurring after the date hereof and prior to the Effective Time.

         (b) Fractional Shares. No fraction of a share of Zapworld Common Stock will be issued at the Effective Time, but in lieu thereof, each holder of Aquatic Propulsion Stock who would otherwise be entitled to a fraction of a share of Zapworld Common Stock


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

(after aggregating all fractional shares of Zapworld Common Stock to be received by such holder) shall be entitled to receive from Zapworld an amount of cash (rounded to the nearest whole cent) equal to the product of: (i) such fraction, multiplied by; (ii) the average closing price of a share of Zapworld Common Stock as reported on the OTC Bulletin Board for the 30-day period ending three days prior to the Closing Date or, if any such day there are no sales reported, the average of the closing bid and ask prices for Zapworld Common Stock reported on that date.

         1.10 Surrender of Certificates.

         (a) Exchange Agent. The Corporate Secretary of Zapworld shall serve as the exchange agent (the "Exchange Agent") in the Merger.

         (b) Zapworld to Provide Common Stock. Promptly after the Effective Time, Zapworld shall make available to the Exchange Agent for exchange in accordance with this Article I, a valid check in the amount of $20,000 and the aggregate number of shares of Zapworld Common Stock issuable pursuant to Section 1.8, in exchange for all outstanding shares of Aquatic Propulsion Common Stock.

         (c) Aquatic Propulsion to Deliver all Its Outstanding Stock. Promptly after the Effective Time, Aquatic Propulsion shall deliver to the Exchange Agent all share certificates of Aquatic Propulsion Common Stock outstanding as of the Effective Time.

         1.11 No Further Ownership Rights in Aquatic Propulsion Capital Stock. All shares of Aquatic Propulsion Common Stock issued shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Zapworld Common Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Aquatic Propulsion of shares of Aquatic Propulsion Common Stock which were outstanding immediately prior to the Effective Time.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Zapworld with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Aquatic Propulsion, the officers and directors of Zapworld are fully authorized in the name of Aquatic Propulsion to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                                  MISCELLANEOUS

         2.1 Termination of Agreement and Plan of Reorganization.
Notwithstanding the approval of this Agreement by the shareholders of Aquatic Propulsion, this Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.



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

         2.2 Amendment. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         2.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

         2.4 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Zapworld.com

By: /s/ Gary Starr
Name:    Gary Starr
Title:   President

By: /s/ William Evers
Name:    William Evers
Title:   Assistant Secretary

Aquatic Propulsion Technology, Inc.

By: /s/ John Englander
Name:    John Englander
Title:   President

By: /s/ Tom Furbish
Name:    Tom Furbish
Title:   Secretary



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